Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP

ONE PENN PLAZA, SUITE 4015

NEW YORK NY 10119-4015

Contact:

Investor or Media Inquiries, Carol Merriman, VP Investor Relations & Corporate Development

Lexington Realty Trust

Phone: (212) 692-7264 E-mail: cmerriman@lxp.com

FOR IMMEDIATE RELEASE

Monday, March 5, 2007

LEXINGTON REALTY TRUST ANNOUNCES

OFFERING OF $100 MILLION OF 5.45% EXCHANGEABLE NOTES

Announces Increase in Quarterly Common Share Dividend to $0.375 per Share;

Increases Repurchase Authorization to 10.0 Million Shares

New York, NY – March 5, 2007 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, today announced that its subsidiary, The Lexington Master Limited Partnership, has commenced a private follow-on offering, subject to market conditions, of $100.0 million aggregate principal amount of The Lexington Master Limited Partnership’s previously established series of 5.45% exchangeable guaranteed notes due January 15, 2027. Interest on the notes is payable semi-annually beginning July 15, 2007.

The notes will have the same interest rate and other terms as the previously issued $300.0 million principal amount of The Lexington Master Limited Partnership’s 5.45% exchangeable guaranteed notes due 2027. The notes will be unsecured obligations of The Lexington Master Limited Partnership and will be fully and unconditionally guaranteed by Lexington and certain of its subsidiaries.

The notes will be exchangeable into cash and Lexington common shares at any time on or after January 15, 2026 and prior to the close of business on the second business day prior to the stated maturity date and also earlier upon the satisfaction of certain conditions. The notes will be exchangeable into cash up to their principal amount and, at The Lexington Master Limited Partnership’s option, cash, Lexington common shares or a combination of cash and Lexington common shares with respect to the remainder, if any, of the exchange value in excess of such principal amount. The initial exchange rate for each $1,000 principal amount of notes will be 39.6071 of Lexington common shares (equivalent to an initial exchange price of approximately $25.25 per Lexington common share).

The Lexington Master Limited Partnership expects to use the net proceeds from the sale of the notes to repay indebtedness under its secured credit facility. As of March 5, 2007, $196.9 million was outstanding under the secured credit facility, which bears interest at a rate of LIBOR plus 175 basis points and matures in August 2008, subject to two one-year extensions.

The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes, the Lexington common shares issuable upon exchange of the notes, if any, and the guaranties have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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Other Developments

Dividend Increase and Declaration

Lexington declared a regular quarterly common share dividend, increasing it by 2.7%, to $0.375 per share, payable on April 16, 2007 to shareholders of record on April 2, 2007. The quarterly common dividend of $0.375 per share is equivalent to $1.50 per share on an annualized basis. This is Lexington’s 14th consecutive annual increase since its initial public offering in 1993.

Lexington declared dividends of $0.503125 per Series B Cumulative Redeemable Preferred Share, $0.8125 per Series C Cumulative Convertible Preferred Share, and $0.246424 per Series D Cumulative Convertible Preferred Share. The Series B and Series C Preferred Share dividends are payable on May 15, 2007, to shareholders of record of the Series B and Series C Preferred Shares as of April 30, 2007. The Series D Preferred Share dividend is payable April 16, 2007, to shareholders of record of the Series D Preferred Shares as of April 2, 2007.

Share Repurchases

Lexington’s Board of Trustees has increased its previous 2.0 million common share/operating partnership repurchase authorization (of which 1.2 million common shares/operating partnership units have already been repurchased) to a 10.0 million common share/operating partnership unit repurchase authorization.

In connection with the $100.0 million notes offering by The Lexington Master Limited Partnership, Lexington intends to repurchase up to 1.75 million common shares from purchasers of the notes using its own cash balances.

Contemplated Future Offerings

As previously disclosed, Lexington intends to continue to have access to and use the public and private equity and debt markets as a source of capital for growth. In this regard, Lexington expects to raise up to an additional $200.0 million through the issuance of trust preferred securities before the end of the first quarter of 2007, although there can be no assurance that it will be able to consummate such issuance.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington currently pays an annualized common share dividend of $1.50 per share. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (i) the failure to integrate our operations and properties with those of Newkirk Realty Trust, (ii) the failure to continue to qualify as a real estate investment trust, (iii) changes in general business and economic conditions, (iv) competition, (v) increases in real estate construction costs, (vi) changes in interest rates, (vii) changes in accessibility of debt and equity capital markets, and (viii) those other factors and risks detailed in Lexington's periodic filings

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with the Securities and Exchange Commission. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.

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